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                                                                  Exhibit 11.1


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
Earnings Per Share Computation

                                                                                 Three Months
                                                                Year Ended          Ended
                                                                31-Dec-01         31-Mar-02
                                                              --------------    --------------
NUMERATOR:
Income from continuing operations                              $        361      $        109
                                                              --------------    --------------
Net Income                                                     $        361      $        109
                                                              ==============    ==============

DENOMINATOR:

Denominator for basic earning per share-
          Weighted-average shares outstanding                           935             1,025
Effect of dilutive securities:  Dilutive potential shares
          From stock-based compensation                                   3                 8
                                                              --------------    --------------
Denominator for dilutive earnings per share-adjusted
          Weighted-average shares outstanding                           938             1,033

Basic earnings per share:
          Income from continuing operations                    $       0.39      $       0.11

Diluted earnings per share:
          Income from continuing operations                    $       0.38      $       0.11
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